EXHIBIT 99.1

Investor/Media Contact: Martha Lessa Director of Investor Relations Wireless Facilities, Inc. 858.228.2328 Direct 877-WFI-INVS Toll Free martha.lessa@wfinet.com	Rochelle Bold Senior VP of Corporate Development and Investor Relations Wireless Facilities, Inc. 858.228.2649 Direct rochelle.bold@wfinet.com

FOR IMMEDIATE RELEASE

WIRELESS FACILITIES REPORTS FIRST QUARTER RESULTS

– FIRST QUARTER REVENUES INCREASE 82% TO $98.0 MILLION –

– EPS INCREASES 33% TO $.08 (diluted) –

San Diego, CA, April 27, 2004— Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today reported results for the first quarter of fiscal year 2004.

Revenues for the first quarter of fiscal 2004 increased 82% to $98.0 million from $53.9 million in the first quarter of fiscal 2003. Operating income increased 106% to $6.6 million from $3.2 million in the first quarter of fiscal 2003. Net income increased 48% to $5.9 million from $4.0 million in the first quarter of fiscal 2003, and EPS increased 33% to $.08 (diluted) from $.06 (diluted) in the first quarter of fiscal 2003.

Increased revenues in the first quarter of fiscal 2004 were a result of significant increases in WFI’s Mexico and European operations, as well as increases in deployment and engineering activities for Western Wireless, Sprint, and T-Mobile in the U.S. In addition, the acquisitions that created both the enterprise network services and government network services divisions in 2003 and January 2004 contributed to first quarter year over year revenue growth.

“In the first quarter, the momentum that we have seen building in the wireless industry continued to drive the organic growth of WFI and resulted in higher than expected revenues. While revenues across the Company were up 82% year over year, revenues in our wireless network services business were up 42%, all of which was from organic growth. Higher than expected revenues were primarily the result of greater than expected progress on our turnkey deployment contracts. In addition, our results in our European operations were exceptionally strong this quarter with 65% year over year growth, largely as a result of 3G activities by the major European carriers,” said Eric M. DeMarco, President and CEO of WFI.

“In the first quarter we were also successful both domestically and internationally in bidding on and winning new engineering and deployment contracts for regional, national, and international wireless carriers. Outsourcing trends, network investment trends, and wireless market growth are all combining to serve as catalysts for the continued growth in demand for our services. In addition, in our enterprise network services division we were successful in winning two relatively large telecommunications outsourcing and security systems integration procurements that will serve as important reference accounts as we continue to execute on our enterprise strategy. And just last week, we received word from a government customer that we have been awarded a sizeable classified contract with the federal government which should contribute meaningfully to growth in our government network services division this year.”

“Looking out to the remainder of 2004, we believe that the market for our services will continue to remain strong. Our bookings success in the first quarter combined with our conversations with the wireless carriers, the growth of our sales and opportunities pipeline, and recent wireless industry trends lead us to believe that the pace of activity seen in our carrier business the last few months is likely to continue throughout the year. Combined with ongoing steady growth in our enterprise and government markets, we believe we are well positioned to deliver solid results to our investors,” DeMarco concluded.

In conjunction with today’s earnings announcement, the Company also announced two new members of its senior management team. Deanna Lund has been selected as Senior Vice President and Chief Financial Officer of WFI. Lund most recently served as Vice President and Corporate Controller of The Titan Corporation during the period in which the company grew from approximately $150 million in revenues to nearly $2 billion and was responsible for all aspects of financial accounting, SEC reporting, and budgeting. At Titan, Lund was instrumental in executing numerous capital and debt transactions and over 25 acquisitions. She also played a key role in tax planning, communicating with the financial community, and Sarbanes-Oxley compliance. Jim Edwards has been selected as Senior Vice President and General Counsel of WFI. Edwards comes to WFI from Qualcomm, Inc. where he was Senior Legal Counsel. Prior to that he was Vice President and General Counsel at Wireless Knowledge, a Qualcomm subsidiary, and prior to that served as Vice President and General Counsel for over a decade at General Atomics, a San Diego based defense contractor.

“The Company conducted an extensive search before selecting these two individuals to fill these two key senior management positions. Both have been senior members of the management teams of rapidly growing companies and have the experience necessary to help execute our strategic plan. We believe we are extremely lucky to have these two individuals as part of our management team,” said Eric M. DeMarco.

The following financial outlook for the Company represents management’s expectations about the Company’s future financial performance based on information currently available.

Fiscal 2004
	Second Quarter	Full Year
Revenue	$100 - $105 million	$400 - $420 million
EPS (diluted)	$.10 - $.11	$.39 - $.43
Effective tax rate	19%	19%
Diluted Shares	~ 78 million	~ 80 million

WFI will hold a conference call to discuss 2004 first quarter results today at 1:30 p.m. Pacific Time. The call will webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call will be available from 4:30 p.m. Pacific Time on April 27 through 4:30 p.m. Pacific Time on May 11 by dialing (800) 633-8284 Reservation #21189183.

About Wireless Facilities, Inc.

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of outsourced communications and security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government, and enterprise customers. The principal services we provide include the design, deployment, integration, and the overall management of wireless communications networks. We also provide communications systems engineering, systems integration, and the outsourcing of technical services such as operational test and evaluation and program management for the federal government and the design, deployment, and integration of security and other in-building systems including access control and intrusion detection for enterprise customers. The Company has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, express or implied statements concerning the Company’s expectations regarding future financial performance and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: risks associated with the successful integration of the Government Network Services Division and the companies within the Enterprises Network Services Division; the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from the HTS acquisition; changes in the budgets of U.S. government customers upon which the Government Network Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements; and changes in the Company’s effective income tax rate. A complete description of the Company’s risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 8, 2004 and in other filings made with the Securities and Exchange Commission.

WIRELESS FACILITIES, INC.

Consolidated Statements of Operations

Unaudited

(In millions, except per share amounts)

	Three months ended March 31,
	2003	2004
Revenues	$53.9	$98.0
Cost of revenues	39.0	76.4

Gross profit	14.9	21.6
Selling, general and administrative expenses	11.3	14.1
Credit for doubtful accounts	(1.3)	(0.3)
Depreciation and amortization	1.7	1.2

Operating income	3.2	6.6
Other income, net	0.8	0.7

Income before provision for income taxes	4.0	7.3
Provision for income taxes	—	1.4

Net income	$4.0	$5.9

Net income per common share:
Basic	$0.08	$0.09

Diluted	$0.06	$0.08

Weighted-average common shares outstanding:
Basic	49.3	64.2

Diluted	68.7	76.9

WIRELESS FACILITIES, INC.

Consolidated Balance Sheets

(In millions)

	December 31, 2003	March 31, 2004
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$89.6	$53.7
Short-term investments	24.6	2.0
Accounts receivable, net	95.8	111.3
Accounts receivable-related party, net	0.2	—
Contract management receivables, net	1.0	1.4
Prepaid expenses	1.9	3.9
Employee loans and advances, net	0.4	0.7
Other current assets	4.5	4.4

Total current assets	218.0	177.4
Property and equipment, net	11.3	12.4
Goodwill, net	51.1	95.7
Other intangibles, net	0.5	4.3
Deferred tax assets, net	11.5	12.9
Investments in unconsolidated affiliates	8.1	9.3
Other assets	0.4	0.9

Total assets	$300.9	$312.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12.6	$14.4
Accrued expenses	27.6	27.6
Contract management payables	1.0	0.7
Billings in excess of costs	6.9	5.9
Accrual for contingent consideration related to acquisitions	3.8	4.3
Accrual for unused office space	1.5	1.0
Income taxes payable, net	1.2	2.0
Capital lease obligations	0.5	0.4

Total current liabilities	55.1	56.3
Capital lease obligations, net of current portion	0.2	0.2
Accrual for unused office space, net of current portion	2.0	2.4
Other liabilities	1.3	1.3

Total liabilities	58.6	60.2

Minority interest in subsidiary	0.3	0.3
Stockholders’ equity	242.0	252.4

Total liabilities and stockholders’ equity	$300.9	$312.9